Exhibit 10.20

辉海美国公司雇用备忘录

Favor Sea (US) Inc. Employment Memorandum

Taylor Zhang (员工)与辉海美国公司（公司)(一个纽约成立的公司)于___2010__年__1__月__1 _日签署生效的雇用备忘录.

On January 1, 2010, Taylor Zhang (employee) and Favor Sea (US) Inc. (company) (a company established in New York) entered into an employment memorandum, effective at the date of signing of this agreement.

鉴于 公司聘用员工,担任_CEO_职务，同时兼中国XD塑料有限公司___CFO_____. 因此提出此备忘录. 服务条款于下.

WHEREAS, the employee is employed as CEO of the company, and CFO of China XD Plastics Co., Ltd, therefore it is proposed the memorandum. The service terms are as follows.

鉴于 员工愿意帮公司服务, 条款条件于下.

WHEREAS, employee is willing to provide service to the company, and the provisions and conditions are as follows.

因此, 双方的承诺必须在友好和互惠的前提下考虑, 且必须有合理合法的认知, 双方同意于下:

THEREFORE，promises of both parties must be considered under friendly and mutual beneficial condition, and  must have reasonable and legal recognition. Both parties agree:

1.	公司同意雇用员工, 员工接受公司的雇用, 双方都须遵照此备忘录条款.

        The company agrees to employ the employee, and the employee accepts the company’s employment. Both parties must comply with the memorandum.

2.	薪资和福利

Compensation and Benefits

     a. 基本工资 -聘用期间公司同意为员工对公司与公司子公司的服务支付薪资_______11500美金___________每月. 每年结束或者接近结束时， 公司可以按照公司相应规定决定薪酬待遇的调整.

     Basic Salary-the company agrees to pay the employee a monthly salary of $ 11,500 for his service to the company and its subsidiaries. At the end of each year or approaching to the annual ending, the company may determine salary adjustment according to related regulations.

b. 福利 -公司还将在执行者任职期间按公司规定提供医疗和意外保险，年金，带薪培训，车改福利。执行者将每年有两周的带薪假期并且按照公司的政策，因私人原因获得合理数量的其他休假日。

Welfares-company will provide medical insurance, accident insurance, annuity, paid training, car reform for the employee during the employment period. The employee will have two weeks paid holiday and according to company’s policy, the employee may get other reasonable holidays due to personal reasons.

c. 股/期权奖励 – 有公司薪酬委员会决定，员工每年可享有一定股权和期权奖励。具体条款将根据薪酬委员会决议和股权、期权发行协议制约。

Share /option awards- determined by company’s compensation committee that employees may enjoy certain stock equity and option awards. Specific terms will subject to the resolution of compensation committee and the issuance agreement of stock equity and option.

3.	终止雇用条款

    Terms of termination of employment

    此聘用期为签约日之日开始为期五年. 前提是在聘用期结束时或者接近结束时, 除非任何一方决定不继续签署每年更新的聘用备用录，并且提前两个月提出书面通知.公司有权评估并决定员工是否同员工继续聘用关系. 员工的聘用可以在聘用期结束之前解除.

    The employment period is 5 years from the signing date. When the employment period is over and close to the end of employment period, either party, not intended to continue to sign annual renewed employment memorandum, must render a notice two month in advance. Company has the right to evaluate and determine whether to continue to sign a contract with employees. The relationship of employment may be terminated before the end of employment period.

辉海美国公司 Favor Sea (US) Inc. 签字: ____________________________ BY: 姓名:____________________________ NAME: 日期:_____________________________ DATE:	员工 Employee 签字:______________________________ BY: 姓名:___Taylor Zhang _________ NAME: Taylor Zhang 日期: ___2010年1月1日_____________ DATE: January 1, 2010